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                                                  1

                                                                  EXHIBIT 99

MANAGEMENT'S REPORT
Gulf Power Company 1995 Annual Report

The management of Gulf Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of five directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Gulf Power Company in conformity with generally accepted accounting principles.


/s/ Travis J. Bowden
    Travis J. Bowden
    President and Chief Executive Officer


/s/ Arlan E. Scarbrough
    Arlan E. Scarbrough
    Chief Financial Officer

    February 21, 1996



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                                       2



REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Gulf Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Gulf Power Company (a Maine corporation and a wholly owned subsidiary of The Southern Company) as of December 31, 1995 and 1994, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 11-28) referred to above present fairly, in all material respects, the financial position of Gulf Power Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

    Atlanta, Georgia
    February 21, 1996


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                                       3


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Gulf Power Company 1995 Annual Report

RESULTS OF OPERATIONS

Earnings

Gulf Power Company's 1995 net income after dividends on preferred stock was $57.2 million, an increase of $2 million over the prior year. This improvement is primarily attributable to higher retail revenues due to exceptionally hot summer weather and lower interest charges on long-term debt. This improvement was partially offset by higher maintenance expenses and reduced capacity revenues from non-affiliated utilities under long-term contracts. Costs related to a work force reduction program implemented in the fourth quarter of 1995 decreased earnings by $4.3 million. These costs are expected to be recovered through future savings over approximately two years.

   In 1994, earnings were $55.2 million, representing an increase of $0.9 million compared to the prior year. Earnings in 1994 were significantly affected by lower financing costs, an increase in customers, and milder than normal temperatures. Also, earnings decreased approximately $3.0 million, reflecting the first full year of lower industrial sales due to the Company's largest industrial customer, Monsanto, installing its own cogeneration facility in August, 1993.

   The return on average common equity for 1995 was 13.27 percent, a slight increase from the 13.15 percent return earned in 1994.

Revenues

Operating revenues increased in 1995 and decreased in 1994 as a result of the following factors:

                                    Increase (Decrease)
                                      From Prior Year
                            -------------------------------------
                                1995         1994          1993
                            -------------------------------------
                                        (in thousands)
Retail --
   Change in base rates      $     -      $     -       $ 1,571
   Sales growth                3,647        7,126         7,671
   Weather                     9,749       (4,631)        4,049
   Regulatory cost
     recovery and other       22,502        8,938        (3,079)
-----------------------------------------------------------------
Total retail                  35,898       11,433        10,212
-----------------------------------------------------------------
Sales for resale--
   Non-affiliates             (5,698)      (6,098)        2,131
   Affiliates                  1,266       (5,813)         (909)
-----------------------------------------------------------------
Total sales for resale        (4,432)     (11,911)        1,222
Other operating
   revenues                    8,798       (3,851)          806
-----------------------------------------------------------------
Total operating
   revenues                  $40,264      $(4,329)      $12,240
=================================================================
Percent change                   7.0%        (0.7)%         2.1%
-----------------------------------------------------------------

   Retail revenues of $519 million in 1995 increased $35.9 million or 7.4 percent from last year, compared with an increase of 2.4 percent in 1994 and 2.2 percent in 1993. Residential and commercial revenues surged upward as a result of hotter-than-normal summer weather in 1995, compared with the extremely mild summer of 1994. The Company set an all-time peak demand for energy in 1995.

   The increase in regulatory cost recovery and other retail revenue is primarily attributable to the recovery of increased fuel costs. Regulatory cost recovery and other includes recovery provisions for fuel expense and the energy component of purchased power costs; energy conservation costs; purchased power capacity costs; and environmental compliance costs. The recovery provisions equal the related expenses and have no material effect on net income. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further information.


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                                       4

MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)
Gulf Power Company 1995 Annual Report


   Sales for resale were $79 million in 1995, decreasing $4.4 million or 5.3 percent from 1994. Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components under these long-term contracts were as follows:

                           1995         1994           1993
                    ----------------------------------------
                                   (in thousands)
Capacity                $25,870      $30,926        $33,805
Energy                   18,598       18,456         21,202
============================================================
Total                   $44,468      $49,382        $55,007
============================================================

   Capacity revenues decreased in 1995 and 1994, reflecting the scheduled decline in capacity under long-term contracts.

   Sales to affiliated companies vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

   The increase in other operating revenues for 1995 is primarily due to increased amounts collected to recover newly-imposed county franchise fees. These collections are also included in taxes other than income taxes and have no impact on earnings. Other changes for 1995 and the change in 1994 are primarily attributable to adjustments in the regulatory cost recovery clauses for differences between recoverable costs and the amounts actually reflected in revenues. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further discussion.

   Kilowatt-hour sales for 1995 and percent changes in sales since 1993 are reported below.

                          KWH                Percent Change
                      ------------     ---------------------------
                         1995            1995     1994      1993
                      ------------     ---------------------------
                       (millions)
Residential                 4,014         7.0%     1.1%      3.2%
Commercial                  2,708         6.3      4.8       2.7
Industrial                  1,795        (2.8)    (9.0)     (6.9)
Other                          17        (0.1)      -         -
                      ------------
Total retail                8,534         4.5     (0.3)      0.4
Sales for resale
   Non-affiliates           1,397        (1.6)    (2.8)      2.0
   Affiliates                 759       (13.1)   (15.2)    (14.8)
                      ------------
Total                      10,690         2.2     (2.1)     (1.1)
==================================================================

   Retail sales increased in 1995 due to hot summer weather, a 0.9 percent increase in residential customers, and a 2.2 percent increase in commercial customers. Industrial sales were lower due to the reclassification of a major customer from the industrial to commercial class and temporary production delays of other industrial customers. In 1994, retail sales decreased from the prior year primarily due to mild summer weather and a decline in sales in the industrial class, which reflected the loss of Monsanto and a lengthy shutdown of another major customer.

   In 1995, energy sales for resale to non-affiliates decreased 1.6 percent and are predominantly related to unit power sales under long-term contracts to Florida utilities. Energy sales to affiliated companies vary from year to year as mentioned previously.

Expenses

Total operating expenses for 1995 increased $41.3 million or 8.5 percent from 1994. The increase is due to higher fuel and purchased power expenses, higher maintenance expenses, and higher taxes other than income taxes, offset by lower depreciation and amortization expenses. In 1994, total operating expenses decreased $4.0 million or 0.8 percent from 1993 primarily due to decreased fuel and purchased power expenses, offset by an increase in other operation expenses and taxes.

   Fuel and purchased power expenses for 1995 increased $30.1 million or 15.5 percent from 1994. The change reflects the increase in generation due to the extreme weather conditions during the summer of 1995 and slightly higher fuel


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                                       5

MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)
Gulf Power Company 1995 Annual Report

costs. In 1994, fuel and purchased power expenses declined $13.4 million or 6.5 percent from 1993 reflecting the decrease in generation due to the mild weather and the lower cost of fuel.

   The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                         1995      1994      1993
                                     -----------------------------
Total generation
   (millions of kilowatt-hours)         9,828     9,559     9,558
Sources of generation
   (percent)
   Coal                                  99.5      99.8      99.4
   Oil and gas                             .5        .2        .6
Average cost of fuel per net
   kilowatt-hour generated
   (cents)
   Coal                                  2.08      2.00      2.03
   Oil and gas                           3.56      6.93      4.50
Total                                    2.09      2.01      2.05
------------------------------------------------------------------

   In 1995, other operation expenses decreased $0.5 million or 0.4 percent from the 1994 level. The decrease is primarily attributable to a $9.4 million reduction in the amortization costs of coal buyouts and renegotiation of coal supply contracts. This was offset by a $7 million accrual for benefits to be provided by the Company under a work force reduction program implemented during the fourth quarter of 1995. These costs are further discussed in Notes 2 and 5 to the financial statements under "Work Force Reduction Programs" and "Fuel Commitments," respectively. In 1994, other operation expenses increased $4.7 million due to additional costs related to the buyouts and renegotiation of coal supply contracts and the Company's pro rata share of affiliated companies' work force reduction costs.

   Maintenance expense in 1995 increased $5.2 million or 11.2 percent from the prior year. This is attributable to higher power production maintenance related to non-recurring items and higher distribution maintenance. In 1994, maintenance expense remained relatively flat reflecting no major changes in the scheduling of maintenance of production facilities.

   Depreciation and amortization expenses decreased $1.5 million or 2.7 percent from 1994. The change is attributable to property which was fully amortized by December 1994. Refer to Note 1 to the financial statements under "Depreciation and Amortization" for further discussion.

   Federal and state income taxes increased $0.1 million or 0.3 percent in 1995 due to a slight increase in taxable income. Taxes other than income taxes increased $7.9 million or 18.9 percent due to an increase in county franchise fees as mentioned previously. In 1994, federal income taxes increased $1.2 million due to an increase in taxable income. Other taxes increased $1.5 million or 3.7 percent due to higher property taxes, gross receipt taxes, and franchise fee collections. Changes in gross receipt taxes and franchise fee collections, which are collected from customers, have no impact on earnings.

   In 1995, interest expense decreased $2.5 million or 7.8 percent below the prior year. The decline is mainly attributable to lower interest on long-term debt reflecting a lower average principal balance outstanding. The decrease in interest on long-term debt was partially offset by an increase in interest on notes payable as a result of a higher average amount of short-term notes outstanding. Interest expense in 1994 decreased $3.8 million or 10.5 percent under the prior year. The decrease was a result of refinancing some of the Company's higher-cost securities.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its cost of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.


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                                       6

MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)
Gulf Power Company 1995 Annual Report


Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated more competitive environment.

   A work force reduction program was implemented in the fourth quarter of 1995 that reduced earnings by $4.3 million. This action will assist in efforts to control growth in future operating expenses.

   The Florida Public Service Commission (FPSC) approved the Company's request in December to increase the amount of its annual accrual to the accumulated provision for property damage account from $1.2 million to $3.5 million due to significant hurricane-related charges to the account during 1995. The approved accrual increase is intended to restore the account balance to a reasonable level within five years. Refer to Note 1 to the financial statements under "Provision for Property Damage" for further discussion.

   Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area. However, the Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access the Company's transmission network in order to sell electricity to other utilities. This may enhance the incentive for IPPs to build cogeneration plants for industrial and commercial customers and sell excess energy generation to utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets.

   Currently, Florida law does not permit retail wheeling. Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. Potential new federal legislation is being discussed, and legislation allowing customer choice has already been introduced in Florida. In order to address these initiatives, numerous questions must be resolved, with the most complex ones relating to transmission pricing and recovery of stranded investments. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability by seeking new markets that evolve with the changing regulation.

   The future effect of cogeneration and small-power production facilities cannot be fully determined at this time. One effect of cogeneration which the Company has experienced was the loss in 1993 of its largest industrial customer, Monsanto, which is discussed in "Earnings." The Company's strategy is to identify and pursue profitable cogeneration projects in Northwest Florida.

   The FPSC has set conservation goals for the Company, beginning in 1995, which require programs to reduce 154 megawatts of summer peak demand and 65,000 KWH of sales by the year 2004. In 1995, the FPSC approved the Company's programs to accomplish these goals. The Company can experience net growth as long as the filed programs achieve the intended reductions in peak demand and KWH sales. In response to these goals and seeking to remain competitive with other electric utilities, the Company has developed initiatives which emphasize price flexibility and competitive offering of energy efficiency products and services. These initiatives will enable customers to lower or alter their peak energy requirements. Besides promoting energy efficiency, another benefit of these initiatives could be the ability to defer the need to construct some generating facilities further into the future.

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                                       7

MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)
Gulf Power Company 1995 Annual Report

   On September 27, 1995, the Company filed a petition with the FPSC which seeks approval for a new optional Commercial/Industrial Service (CIS) rider, which would be applicable to the rate schedules serving the Company's largest and most at-risk customers who are able to show they have viable alternatives for electric power supply. The CIS rider would provide the flexibility needed to enable the Company to offer its services in a more competitive manner to these customers. The FPSC approval process is expected to take approximately 8 months.

   Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could reduce earnings if such costs are not fully recovered. The Clean Air Act is discussed later under "Environmental Matters." Also, state of Florida legislation adopted in 1993 that provides for recovery of prudent environmental compliance costs is discussed in Note 3 to the financial statements under "Environmental Cost Recovery."

   The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standards

The FASB has issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount for an asset may not be recoverable. This statement also imposes stricter criteria for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. The Company adopted the new rules January 1, 1996, with no material effect on the financial statements. However, this conclusion may change in the future as competitive factors influence wholesale and retail pricing in the utility industry.

FINANCIAL CONDITION

Overview

The principal changes in the Company's financial condition during 1995 were gross property additions of $63.1 million and an increase of $27 million in notes payable. Funds for the property additions were provided by internal sources. The increase in short-term notes payable is primarily attributable to a $22 million note issued in relation to a payment made to a coal supplier for a new arrangement under an existing coal contract. See the Statements of Cash Flows and Note 5 to the financial statements under "Fuel Commitments" for further details.

Financing Activities

The Company continued to lower its financing costs by retiring issues in 1995. Retirements, including maturities during 1995, totaled $1.8 million of first mortgage bonds, $0.1 million of pollution control bonds, $13.3 million of bank notes and other long-term debt, and $1 million of preferred stock. (See the Statements of Cash Flows for further details.)

   Composite financing rates for the years 1993 through 1995 as of year end were as follows:

                                    1995       1994       1993
                                  ------------------------------
Composite interest rate on
   long-term debt                    6.5%       6.5%       7.1%
Composite preferred stock
   dividend rate                     6.4%       6.6%       6.5%
----------------------------------------------------------------

   The composite interest rate on long-term debt remained constant at 6.5% from 1994 primarily due to no new issues or refinancings during 1995. The decrease in the composite interest rate from 1993 to 1994 reflects the Company's efforts to refinance higher-cost debt. The decrease in the composite preferred dividend rate in 1995 is primarily due to a decrease in dividends on the Company's adjustable rate preferred stock, reflecting lower interest rates.


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                                       8

MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)
Gulf Power Company 1995 Annual Report


Capital Requirements for Construction

The Company's gross property additions, including those amounts related to environmental compliance, are budgeted at $209 million for the three years beginning in 1996 ($71 million in 1996, $67 million in 1997, and $71 million in 1998). The estimates of property additions for the three-year period include $9 million committed to meeting the requirements of the Clean Air Act, the cost of which is expected to be recovered through the Environmental Cost Recovery Clause
(ECRC), which is discussed in Note 3 to the financial statements under "Environmental Cost Recovery." Actual construction costs may vary from this estimate because of factors such as changes in business conditions; changes in environmental regulations; revised load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures for the Company will be fully recovered. The Company does not have any baseload generating plants under construction, and current energy demand forecasts do not indicate a need for any additional baseload facilities until well into the future. However, significant construction related to maintaining and upgrading transmission and distribution facilities and generating plants will continue.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $109 million will be required by the end of 1998 in connection with maturities of long-term debt. Also, the Company plans to continue a program to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital as market conditions and terms of the instruments permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- has significantly impacted the Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of The Southern Company. As a result of The Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required by 2000, and all fossil-fired generating plants will be affected.

   In 1993, the Florida Legislature adopted legislation that allows a utility to petition the FPSC for recovery of prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. The legislation is discussed in Note 3 to the financial statements under "Environmental Cost Recovery." Substantially all of the costs for the Clean Air Act and other new legislation discussed below is expected to be recovered through the ECRC.

   In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

   The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

   The Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Compliance with nitrogen oxide emission limits was achieved by the installation of new control equipment at 22 generating units. Construction expenditures for Phase I compliance totaled approximately $320 million for The Southern Company, including approximately $50 million for the Company through 1995.

   For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as required to meet Phase II limits. Therefore, during the period 1996 to 2000, the current compliance strategy could


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                                       9

MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)
Gulf Power Company 1995 Annual Report

require total construction expenditures of approximately $150 million for The Southern Company, including approximately $10 million for the Company. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

   Following adoption of legislation in April of 1992 allowing electric utilities in Florida to seek FPSC approval of their Clean Air Act Compliance Plans, the Company filed its petition for approval. The FPSC approved the Company's plan for Phase I compliance, deferring until a later date approval of its Phase II Plan.

   An average increase of up to 2 percent in revenue requirements from the Company's customers could be necessary to fully recover the cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

   Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study in 1996. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

   The EPA is evaluating the need to revise the ambient air quality standards for particulate matter and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

   In 1996, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

   In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

   The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites. Additional sites may require environmental remediation for which the Company may be liable for a portion or all required cleanup costs. For additional information, see Note 3 to the financial statements under "Environmental Cost Recovery."

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

   Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Gulf Power Company 1995 Annual Report

Sources of Capital

At December 31, 1995, the Company had $0.7 million of cash and cash equivalents and $25 million of unused committed lines of credit with banks to meet its short-term cash needs. See Note 5 to the financial statements under "Bank Credit Arrangements" for additional information.

   It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations; the sale of additional first mortgage bonds, pollution control bonds, and preferred stock; bank notes; and capital contributions from The Southern Company. The Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficient to permit, at present interest and preferred dividend levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.


STATEMENTS OF INCOME
For the Years Ended December 31, 1995, 1994, and 1993
Gulf Power Company 1995 Annual Report

=================================================================================================
                                                               1995           1994          1993
-------------------------------------------------------------------------------------------------
                                                                        (in thousands)
Operating Revenues:
Revenues                                                   $600,458       $561,460      $559,976
Revenues from affiliates                                     18,619         17,353        23,166
-------------------------------------------------------------------------------------------------
Total operating revenues                                    619,077        578,813       583,142
-------------------------------------------------------------------------------------------------
Operating Expenses:
Operation-
  Fuel                                                      185,274        161,168       170,485
  Purchased power from non-affiliates                         8,594          6,761         4,386
  Purchased power from affiliates                            29,966         25,819        32,273
  Other                                                     113,397        113,879       109,164
Maintenance                                                  51,917         46,700        46,004
Depreciation and amortization                                55,104         56,615        55,309
Taxes other than income taxes                                49,598         41,701        40,204
Federal and state income taxes (Note 8)                      34,065         33,957        32,730
-------------------------------------------------------------------------------------------------
Total operating expenses                                    527,915        486,600       490,555
-------------------------------------------------------------------------------------------------
Operating Income                                             91,162         92,213        92,587
Other Income (Expense):
Allowance for equity funds used during
  construction (Note 1)                                          36            450           512
Interest income                                               2,877          1,429         1,328
Other, net                                                   (1,261)          (780)       (1,238)
Gain on sale of investment securities                             -              -         3,820
Income taxes applicable to other income                        (121)            95          (921)
-------------------------------------------------------------------------------------------------
Income Before Interest Charges                               92,693         93,407        96,088
-------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                   23,294         27,124        31,344
Other interest charges                                        1,674          2,442         2,877
Interest on notes payable                                     2,931          1,509           870
Amortization of debt discount, premium, and expense, net      2,014          1,834         1,412
Allowance for debt funds used during
  construction (Note 1)                                        (187)          (656)         (454)
-------------------------------------------------------------------------------------------------
Net interest charges                                         29,726         32,253        36,049
-------------------------------------------------------------------------------------------------
Net Income                                                   62,967         61,154        60,039
Dividends on Preferred Stock                                  5,813          5,925         5,728
-------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock              $ 57,154       $ 55,229      $ 54,311
=================================================================================================
The accompanying notes are an integral part of these statements.

                                       12

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1995, 1994, and 1993
Gulf Power Company 1995 Annual Report
=============================================================================================================
                                                                        1995            1994            1993
-------------------------------------------------------------------------------------------------------------
                                                                                 (in thousands)
Operating Activities:
Net income                                                          $ 62,967        $ 61,154        $ 60,039
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                75,293          86,098          72,111
         Deferred income taxes and investment tax credits                390          (6,986)          5,347
         Allowance for equity funds used during construction             (36)           (450)           (512)
         Accumulated provision for property damage                   (19,024)          1,013             817
         Deferred costs of 1995 coal contract renegotiation          (12,177)              -               -
         Other, net                                                    4,664           3,885          (1,681)
         Changes in certain current assets and liabilities --
            Receivables, net                                         (12,210)          3,540          12,867
            Inventories                                                 (618)        (13,901)          5,574
            Payables                                                  18,258         (10,159)          5,386
            Taxes accrued                                             (2,803)          2,548          (3,280)
            Current costs of 1995 coal contract renegotiation         (9,859)              -               -
            Other                                                     (4,894)         (1,938)         (6,224)
-------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                           99,951         124,804         150,444
-------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                             (63,113)        (78,869)        (78,562)
Other                                                                  4,401          (3,493)         (5,328)
-------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                               (58,712)        (82,362)        (83,890)
-------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions:
Proceeds:
     Preferred stock                                                       -               -          35,000
     First mortgage bonds                                                  -               -          75,000
     Pollution control bonds                                               -          42,000          53,425
     Capital contributions from parent                                    58              98              11
     Other long-term debt                                                  -          32,108          25,000
Retirements:
     Preferred stock                                                  (1,000)         (1,000)        (21,060)
     First mortgage bonds                                             (1,750)        (48,856)        (88,809)
     Pollution control bonds                                            (125)        (42,100)        (40,650)
     Other long-term debt                                            (13,314)        (24,240)         (7,736)
Notes payable, net                                                    27,000          47,447         (37,947)
Payment of preferred stock dividends                                  (5,813)         (5,925)         (5,728)
Payment of common stock dividends                                    (46,400)        (44,000)        (41,800)
Miscellaneous                                                           (117)         (2,648)         (6,888)
-------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                               (41,461)        (47,116)        (62,182)
-------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                    (222)         (4,674)          4,372
Cash and Cash Equivalents at Beginning of Year                           902           5,576           1,204
-------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                            $    680        $    902        $  5,576
=============================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                            $26,161         $30,139         $28,470
     Income taxes                                                    $38,537         $43,089         $27,865
-------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.


                                       13


BALANCE SHEETS
At December 31, 1995 and 1994
Gulf Power Company 1995 Annual Report
Utility Plant:
================================================================================
ASSETS                                                        1995         1994
--------------------------------------------------------------------------------
                                                                 (in thousands)
Plant in service (Notes 1 and 6)                        $1,695,814   $1,656,367
Less accumulated provision for depreciation                658,806      622,911
--------------------------------------------------------------------------------
                                                         1,037,008    1,033,456
Construction work in progress                               26,301       24,288
--------------------------------------------------------------------------------
Total                                                    1,063,309    1,057,744
--------------------------------------------------------------------------------
Other Property and Investments                                 740        7,997
--------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                      680          902
Receivables-
  Customer accounts receivable                              69,166       57,637
  Other accounts and notes receivable                        3,393        2,268
  Affiliated companies                                         802        1,079
  Accumulated provision for uncollectible accounts            (768)        (600)
Fossil fuel stock, at average cost                          37,875       35,686
Materials and supplies, at average cost                     33,686       35,257
Current portion of deferred coal contract costs (Note 5)    12,767        2,521
Regulatory clauses under recovery (Note 1)                   3,432        5,002
Prepaid income taxes (Note 8)                                4,232            -
Other prepayments                                            8,000        4,354
Vacation pay deferred                                        4,419        4,172
--------------------------------------------------------------------------------
Total                                                      177,684      148,278
--------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 8)           29,093       30,433
Debt expense and loss, being amortized                      20,459       22,119
Deferred coal contract costs (Note 5)                       33,768       38,169
Deferred storm charges (Note 1)                              7,502            -
Miscellaneous                                                9,304       10,802
--------------------------------------------------------------------------------
Total                                                      100,126      101,523
--------------------------------------------------------------------------------
Total Assets                                            $1,341,859   $1,315,542
================================================================================
The accompanying notes are an integral part of these statements.



BALANCE SHEETS  (continued)
At December 31, 1995 and 1994
Gulf Power Company 1995 Annual Report
========================================================================================
CAPITALIZATION AND LIABILITIES                                       1995               1994
----------------------------------------------------------------------------------------
                                                                    (in thousands)
Capitalization (See accompanying statements):
Common stock equity (Note 11)                                   $  436,242   $  425,472
Preferred stock                                                     89,602       89,602
Long-term debt                                                     323,376      356,393
----------------------------------------------------------------------------------------
Total                                                              849,220      871,467
----------------------------------------------------------------------------------------
Current Liabilities:
Preferred stock due within one year                                      -        1,000
Long-term debt due within one year (Note 10)                        31,548       13,439
Notes payable                                                       80,500       53,500
Accounts payable-
  Affiliated companies                                              14,447        9,132
  Other                                                             27,196       14,524
Customer deposits                                                   13,195       13,609
Taxes accrued-
  Federal and state income                                               -        5,990
  Other                                                              9,547        7,475
Interest accrued                                                     5,719        6,106
Regulatory clauses over recovery (Note 1)                            2,800        3,960
Vacation pay accrued                                                 4,419        4,172
Miscellaneous                                                        7,356        7,828
----------------------------------------------------------------------------------------
Total                                                              196,727      140,735
----------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                         162,345      151,681
Deferred credits related to income taxes (Note 8)                   67,481       71,964
Accumulated deferred investment tax credits                         36,052       38,391
Accumulated provision for property damage (Note 1)                       -       11,522
Accumulated provision for postretirement benefits (Note 2)          16,301       13,680
Miscellaneous                                                       13,733       16,102
----------------------------------------------------------------------------------------
Total                                                              295,912      303,340
----------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, and 7)
Total Capitalization and Liabilities                            $1,341,859   $1,315,542
========================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CAPITALIZATION
At December 31, 1995 and 1994
Gulf Power Company 1995 Annual Report
==================================================================================================
                                                            1995        1994     1995      1994
--------------------------------------------------------------------------------------------------
                                                              (in thousands)   (percent of total)
Common Stock Equity:
Common stock, without par value --
    Authorized and outstanding --
       992,717 shares in 1995 and 1994                  $ 38,060   $  38,060
Paid-in capital                                          218,438     218,380
Premium on preferred stock                                    81          81
Retained earnings (Note 11)                              179,663     168,951
--------------------------------------------------------------------------------------------------
Total common stock equity                                436,242     425,472       51.4%      48.8%
--------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$10 par value --
    Authorized -- 10,000,000 shares,
    Outstanding -- 2,580,000 shares at December 31, 1995
      $25 stated capital --
       6.72%                                              20,000      20,000
       7.00%                                              14,500      14,500
       7.30%                                              15,000      15,000
       Adjustable Rate -- at January 1, 1996:  4.67%      15,000      15,000
$100 par value --
    Authorized -- 801,626 shares
    Outstanding -- 251,026 shares at December 31, 1995
       4.64%                                               5,102       5,102
       5.16%                                               5,000       5,000
       5.44%                                               5,000       5,000
       7.52%                                               5,000       5,000
       7.88%                                               5,000       5,000
--------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $5,691,300)         89,602      89,602       10.5      10.3
--------------------------------------------------------------------------------------------------
Cumulative Preferred Stock Subject to Mandatory Redemption:
$100 par value --
    Authorized -- 0 shares
    Outstanding -- 0 shares at December 31, 1995
       11.36% Series                                           -       1,000
--------------------------------------------------------------------------------------------------
Total                                                          -       1,000
--------------------------------------------------------------------------------------------------
Less amount due within one year                                -       1,000
--------------------------------------------------------------------------------------------------
Total excluding amount due within one year                     -           -          -         -
--------------------------------------------------------------------------------------------------


STATEMENTS OF CAPITALIZATION  (continued)
At December 31, 1995 and 1994
Gulf Power Company 1995 Annual Report

============================================================================================================================
                                                                             1995          1994         1995        1994
----------------------------------------------------------------------------------------------------------------------------
                                                                               (in thousands)        (percent of total)
First mortgage bonds --
     Maturity                           Interest Rates
     August 1, 1997                     5.875%                             25,000        25,000
     April 1, 1998                      5.55%                              15,000        15,000
     July 1, 1998                       5.00%                              30,000        30,000
     July 1, 2003                       6.125%                             30,000        30,000
     September 1, 2008                  9.00%                                 930         2,680
     December 1, 2021                   8.75%                              50,000        50,000
----------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                150,930       152,680
Pollution control obligations (Note 9)                                    169,630       169,755
Other long-term debt (Note 9)                                              37,074        50,388
Unamortized debt premium (discount), net                                   (2,710)       (2,991)
----------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $23,154,000)                                          354,924       369,832
Less amount due within one year (Note 10)                                  31,548        13,439
----------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                       323,376       356,393           38.1        40.9
----------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                  $   849,220   $   871,467          100.0%      100.0%
============================================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1995, 1994, and 1993
Gulf Power Company 1995 Annual Report
===========================================================================================================================
                                                                                      1995            1994            1993
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)

Balance at Beginning of Year                                                      $168,951        $157,773        $146,771
Net income after dividends on preferred stock                                       57,154          55,229          54,311
Cash dividends on common stock                                                     (46,400)        (44,000)        (41,800)
Preferred stock transactions, net                                                      (42)            (51)         (1,509)
---------------------------------------------------------------------------------------------------------------------------
Balance at End of Year (Note 11)                                                  $179,663        $168,951        $157,773
===========================================================================================================================


STATEMENTS OF  PAID-IN CAPITAL
For the Years Ended December 31, 1995, 1994, and 1993
Gulf Power Company 1995 Annual Report

===========================================================================================================================
                                                                                      1995            1994            1993
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)

Balance at Beginning of Year                                                      $218,380        $218,282        $218,271
Contributions to capital by parent company                                              58              98              11
---------------------------------------------------------------------------------------------------------------------------
Balance at End of Year                                                            $218,438        $218,380        $218,282
===========================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Gulf Power Company 1995 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Gulf Power Company is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), The Southern Development and Investment Group (Southern Development), and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four Southeastern states. Gulf Power Company provides electric service to the Northwest Panhandle of Florida. Contracts among the companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to The Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Electric designs, builds, owns and operates power production and delivery facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

   The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both The Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Florida Public Service Commission (FPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the FPSC. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

   Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

                                              1995        1994
                                        ------------------------
                                             (in thousands)
Current & deferred
   coal contract costs                    $ 46,535    $ 40,690
Deferred income taxes                       29,093      30,433
Deferred loss on reacquired debt            17,015      18,494
Environmental remediation                    5,789       7,800
Vacation pay                                 4,419       4,172
Regulatory clauses under
   recovery, net                               632       1,042
Deferred income tax credits                (67,481)    (71,964)
Deferred storm charges                       7,502           -
Accumulated provision for
   property damage                               -     (11,522)
Other, net                                  (1,510)     (2,691)
----------------------------------------------------------------
Total                                     $ 41,994    $ 16,454
================================================================

   In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair values.

Gulf Power Company 1995 Annual Report


Revenues and Regulatory Cost Recovery Clauses

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to periodically adjust billings for fluctuations in fuel and the energy component of purchased power costs. The Company also has similar cost recovery clauses for energy conservation costs, purchased power capacity costs, and environmental compliance costs. Revenues are adjusted monthly for differences between recoverable costs and amounts actually reflected in current rates.

   The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1995, uncollectible accounts continued to average significantly less than 1 percent of revenues.

Depreciation and Amortization

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.6 percent in 1995 and 3.8 percent in 1994 and 1993. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Also, the provision for depreciation expense includes an amount for the expected cost of removal of facilities. The decrease in 1995 is attributable to property which was fully amortized by December 1994.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property. The Company is included in the consolidated federal income tax return of The Southern Company. See Note 8 for further information related to income taxes.

Allowance for Funds Used During Construction
(AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The FPSC-approved composite rate used to calculate AFUDC was 7.27 percent for 1995, 1994, and the second half of 1993 and 8.03 percent for the first half of 1993. AFUDC amounts for 1995, 1994, and 1993 were $223 thousand, $1.1 million, and $966 thousand, respectively. The decrease in 1995 is primarily due to the completion of major construction projects at Plant Daniel at the end of 1994.

Utility Plant

Utility plant is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Gulf Power Company 1995 Annual Report

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Values of Financial Instruments, financial instruments of the Company, for which the carrying amounts do not approximate fair value, are shown in the table below as of December 31:

                                             1995
                                 ----------------------------
                                     Carrying           Fair
                                       Amount          Value
                                 ----------------------------
                                         (in thousands)
Long-term debt                       $354,924       $365,305
-------------------------------------------------------------

                                             1994
                                 ----------------------------
                                     Carrying           Fair
                                       Amount          Value
                                 ----------------------------
                                         (in thousands)
Long-term debt                       $369,832       $355,019
Preferred stock subject to
   mandatory redemption                 1,000          1,030
-------------------------------------------------------------

   The fair values for long-term debt and preferred stock subject to mandatory redemption were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Provision for Injuries and Damages

The Company is subject to claims and suits arising in the ordinary course of business. As permitted by regulatory authorities, the Company provides for the uninsured costs of injuries and damages by charges to income amounting to $1.2 million annually. The expense of settling claims is charged to the provision to the extent available. The accumulated provision of $1.7 million and $2.5 million at December 31, 1995 and 1994, respectively, is included in miscellaneous current liabilities in the accompanying Balance Sheets.

Provision for Property Damage

The Company is self-insured for the full cost of storm and other damage to its transmission and distribution property. At December 31, 1995, in accordance with the FPSC's order, the accumulated provision for property damage had a negative balance of $7.5 million as the result of charges for expenses relating to Hurricanes Erin and Opal. The negative balance was reclassified to deferred storm charges in the accompanying Balance Sheets. The FPSC approved the Company's request in December to increase the amount of its annual accrual to the accumulated provision for property damage account from $1.2 million to $3.5 million, effective October 1, 1995. The approved accrual increase is intended to restore the account balance to a reasonable level within five years. The FPSC also ordered the Company to file within six months a study addressing the appropriate accumulated provision account balance and annual accrual amount. At December 31, 1994, the accumulated provision for property damage amounted to $11.5 million. The expense of repairing damages from major storms and other uninsured property damages are charged to the provision account.

2.  RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust fund are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Gulf Power Company 1995 Annual Report


Postretirement Benefits

The Company provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are funded to the extent deductible under federal income tax regulations or to the extent required by the Company's regulatory commissions. Amounts funded are primarily invested in equity and fixed-income securities. FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service."

Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement insurance benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

                                                 Pension
                                         -------------------------
                                               1995         1994
                                         -------------------------
                                               (in thousands)
Actuarial present value of
 benefit obligation:
     Vested benefits                       $ 87,652     $ 73,552
     Non-vested benefits                      4,284        3,016
------------------------------------------------------------------
Accumulated benefit obligation               91,936       76,568
Additional amounts related to
   projected salary increases                29,073       29,451
------------------------------------------------------------------
Projected benefit obligation                121,009      106,019
Less:
   Fair value of plan assets                180,980      151,337
   Unrecognized net gain                    (48,438)     (36,599)
   Unrecognized prior service cost            2,578        2,802
   Unrecognized transition asset             (7,187)      (8,034)
------------------------------------------------------------------
Prepaid asset recognized in
   the Balance Sheets                      $  6,924    $  3,487
==================================================================

                                     Postretirement Benefits

                                     ---------------------------
                                              1995         1994
                                     ---------------------------
                                             (in thousands)
Actuarial present value of
 benefit obligation:
     Retirees and dependents               $ 9,759      $10,800
     Employees eligible to retire            4,921        4,043
     Other employees                        17,646       19,639
----------------------------------------------------------------
Accumulated benefit obligation              32,326       34,482
Less:
   Fair value of plan assets                 7,050        5,740
   Unrecognized net loss (gain)              1,538         (458)
   Unrecognized transition
     obligation                              7,437       15,520
----------------------------------------------------------------
Accrued liability recognized in
   the Balance Sheets                      $16,301      $13,680
================================================================

   In 1995, the Company announced a cost sharing program for postretirement benefits. The program establishes limits on amounts the Company will pay to provide future retiree postretirement benefits. This change reduced the 1995 accumulated postretirement benefit obligation by approximately $7.1 million.

   The weighted average rates assumed in the actuarial calculations were:

                                     1995      1994      1993
                                  -----------------------------
Discount                              7.3%      8.0%      7.5%
Annual salary increase                4.8%      5.5%      5.0%
Long-term return on plan
assets                                8.5%      8.5%      8.5%
---------------------------------------------------------------

   An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.8 percent for 1995, decreasing to 5.3 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation at December 31, 1995, by $2.5 million and the aggregate of the service and interest cost components of the net retiree cost by $610 thousand.

Gulf Power Company 1995 Annual Report

   Components of the plans' net costs are shown below:

                                              Pension
                              ------------------------------------
                                    1995        1994         1993
                              ------------------------------------
                                            (in thousands)
Benefits earned during
   the year                     $  3,867     $ 3,775      $ 3,710
Interest cost on projected
   benefit obligation              8,042       7,484        7,319
Actual (return) loss on
   plan assets                   (33,853)      3,721      (20,672)
Net amortization
   and deferral                   19,619     (17,054)       8,853
------------------------------------------------------------------
Net pension cost (income)       $ (2,325)    $(2,074)     $  (790)
==================================================================

   Of the above net pension amounts, pension income of $1.8 million in 1995, $1.5 million in 1994, and $601 thousand in 1993 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

                                       Postretirement Benefits
                                   --------------------------------
                                        1995        1994      1993
                                   --------------------------------
                                            (in thousands)
Benefits earned during the year       $1,259      $1,362    $1,166
Interest cost on accumulated
   benefit obligation                  2,520       2,535     2,339
Amortization of transition
   obligation                            853         854       854
Actual (return) loss on plan          (1,268)        129      (731)
   assets
Net amortization and deferral            742        (591)      310
-------------------------------------------------------------------
Net postretirement cost               $4,106      $4,289    $3,938
===================================================================

   Of the above net postretirement costs recorded, $3.1 million in 1995 and 1994 and $3.0 million in 1993 were charged to operating expenses, and the remainder was recorded in construction and other accounts.

Work Force Reduction Programs

The Company implemented a voluntary work force reduction program in the fourth quarter of 1995 and recorded $7 million in December for the total cost related to the program. These costs are expected to be recovered through future savings over approximately two years. The Company has also incurred its pro rata share for the costs of affiliated companies' programs. The costs related to these programs were $1 million, $1.3 million, and $109 thousand for the years 1995, 1994, and 1993, respectively.

3.  LITIGATION AND REGULATORY MATTERS

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts. Any change in the rate of return on common equity that may require refunds as a result of this proceeding would be substantially for the period beginning in July 1991 and ending in October 1992. In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

   In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. The second period under review for possible refunds was substantially from October 1994 through December 1995. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

   If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings and refunds were ordered, the amount of refunds could range up to approximately $120 million for The Southern Company, including approximately $8 million for the Company at December 31, 1995. However, management believes that rates are not excessive and that refunds are not justified.

Gulf Power Company 1995 Annual Report


FPSC Review of Earnings

As a result of an investigation of Gulf's 1995 earnings by the FPSC, Gulf presented a 1995 earnings proposal, which required deferring any jurisdictional revenues contributing to annual earnings in excess of a 12.75% jurisdictional-adjusted return on equity. The proposal was approved by the FPSC in August 1995. Gulf was to petition the FPSC to determine the disposition of any deferred revenues by April 1996. Based on 1995 actual results, no revenues were deferred.

Environmental Cost Recovery

In April 1993, the Florida Legislature adopted legislation for an Environmental Cost Recovery Clause (ECRC), which allows a utility to petition the FPSC for recovery of all prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. Such environmental costs include operation and maintenance expense, emission allowance expense, depreciation, and a return on invested capital.

   On January 12, 1994, the FPSC approved the Company's initial petition under the ECRC for recovery of environmental costs that were projected to be incurred from July 1993 through September 1994. Since this initial period, recovery under the ECRC has been determined semi-annually and includes a true-up of the prior period and a projection of the ensuing six month period. During 1995 and 1994, the Company recorded ECRC revenues of $11.8 million and $7.2 million, respectively.

   At December 31, 1995, the Company's liability for the estimated costs of environmental remediation projects for known sites was $5.8 million. These estimated costs are expected to be expended during the period 1996 to 1999. These projects have been approved by the FPSC for recovery through the ECRC discussed above. Therefore, the Company recorded $2.0 million in current assets and $3.8 million in deferred charges representing the future recoverability of these costs.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, the cost of which is currently estimated to total $71 million in 1996, $67 million in 1997, and $71 million in 1998. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. At December 31, 1995, significant purchase commitments were outstanding in connection with the construction program. The Company does not have any new baseload generating plants under construction. However, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

   See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5.  FINANCING AND COMMITMENTS

General

Current projections indicate that funds required for construction and other purposes, including compliance with environmental regulations, will be derived primarily from internal sources. Requirements not met from internal sources will be financed from the sale of additional first mortgage bonds, pollution control bonds, and preferred stock; bank notes; and capital contributions from The Southern Company. In addition, the Company may issue additional long-term debt and preferred stock primarily for the purposes of debt maturities and redemptions of higher-cost securities. If the attractiveness of current short-term interest rates continues, the Company may maintain a higher level of short-term indebtedness than has historically been true.

Bank Credit Arrangements

At December 31, 1995, the Company had $20 million in revolving credit lines that expire May 31, 1998, $5 million in revolving credit lines subject to renewal June 1, 1997, and $21.5 million of lines of credit with banks subject to renewal June 1 of each year, of which $25 million remained unused. In connection with these credit lines, the Company has agreed to pay commitment fees and/or to

Gulf Power Company 1995 Annual Report

maintain compensating balances with the banks. The compensating balances, which represent substantially all of the cash of the Company except for daily working funds and like items, are not legally restricted from withdrawal. In addition, the Company has bid-loan facilities with fourteen major money center banks that total $250 million, of which $37 million was committed at December 31, 1995.

Assets Subject to Lien

The Company's mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Total estimated long-term obligations at December 31, 1995, were as follows:

      Year                                         Fuel
     -------                                 ---------------
                                              (in millions)
     1996                                          $  125
     1997                                             126
     1998                                              95
     1999                                              86
     2000                                              80
     2001 - 2007                                      557
     -------------------------------------------------------
     Total commitments                             $1,069
     =======================================================

   To take advantage of lower-cost coal supplies, agreements were reached in 1986 to terminate two long-term contracts for the supply of coal to Plant Daniel, which is jointly owned by the Company and Mississippi Power, an operating affiliate. The Company's portion of this payment was $60 million. This amount is being amortized to expense on a per ton basis over a nine-year period. The remaining unamortized amount was $1.5 million at December 31, 1995.

   In 1988, the Company made an advance payment of $60 million to another coal supplier under an arrangement to lower the cost of future coal purchased under an existing contract. This amount is being amortized to expense on a per ton basis over a ten-year period. The remaining unamortized amount was $23 million at December 31, 1995.

   In 1993, the Company made a payment of $16.4 million to a coal supplier under an arrangement to suspend the purchase of coal under an existing contract for one year. This amount was amortized to expense on a per ton basis during 1993, 1994, and the first quarter of 1995.

   In December 1995, the Company made a payment of $22 million to a coal supplier under an arrangement to lower the cost of future coal and/or to suspend the purchase of coal under an existing contract for 25 months. This amount is to be amortized to expense on a per ton basis during 1996, 1997, and the first quarter of 1998.

   The amortization expense of these contract buyouts and renegotiations is being recovered through the fuel cost recovery clause discussed under "Revenues and Regulatory Cost Recovery Clauses" in Note 1.

Lease Agreements

In 1989, the Company and Mississippi Power jointly entered into a twenty-two year operating lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was entered into for twenty-two years. Both of these leases are for the transportation of coal to Plant Daniel. The Company, as a joint owner of Plant Daniel, is responsible for one half of the lease costs. The lease costs are charged to fuel inventory and are allocated to fuel expense as the fuel is used. The Company's share of the lease costs charged to fuel inventory was $1.7 million in 1995 and $1.2 million in 1994 and 1993. The Company's annual lease payments for 1996 through 2000 will be approximately $1.7 million and after 2000, lease payments total approximately $22.4 million. The Company has the option after three years from the date of the original contract on the second lease agreement to purchase the railcars at the greater of the termination value or the fair market value. Additionally, at the end of each lease term, the Company has the option to renew the lease.

Gulf Power Company 1995 Annual Report


6.  JOINT OWNERSHIP AGREEMENTS

The Company and Mississippi Power jointly own Plant Daniel, a steam-electric generating plant, located in Jackson County, Mississippi. In accordance with an operating agreement, Mississippi Power acts as the Company's agent with respect to the construction, operation, and maintenance of the plant.

   The Company and Georgia Power, an operating affiliate, jointly own Plant Scherer Unit No. 3. Plant Scherer is a steam-electric generating plant located near Forsyth, Georgia. In accordance with an operating agreement, Georgia Power acts as the Company's agent with respect to the construction, operation, and maintenance of the unit.

   The Company's pro rata share of expenses related to both plants is included in the corresponding operating expense accounts in the Statements of Income.

   At December 31, 1995, the Company's percentage ownership and its investment in these jointly owned facilities were as follows:

                                    Plant Scherer      Plant
                                     Unit No. 3        Daniel
                                    (coal-fired)    (coal-fired)
                                   ------------------------------
                                          (in thousands)
Plant In Service                      $185,755(1)     $222,515
Accumulated Depreciation               $49,982         $97,033
Construction Work in Progress             $288            $683

Nameplate Capacity (2)
   (megawatts)                             205             500
Ownership                                   25%             50%
-----------------------------------------------------------------

(1)  Includes net plant acquisition adjustment.
(2)  Total megawatt nameplate capacity:
       Plant Scherer Unit No. 3:  818
       Plant Daniel:  1,000

7.  LONG-TERM POWER SALES AGREEMENTS

The Company and the other operating affiliates have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The agreements for non-firm capacity expired in 1994. The unit power sales agreements, expiring at various dates discussed below, are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The Company's capacity revenues have been as follows:

                                     Other
                         Unit        Long-
Year                    Power        Term          Total
----------            ------------------------------------
                                 (in thousands)
1995                  $25,870      $    -        $25,870
1994                   29,653       1,273         30,926
1993                   31,162       2,643         33,805
----------------------------------------------------------

   Unit power from specific generating plants of The Southern Company is currently being sold to Florida Power Corporation (FPC), Florida Power & Light Company (FP&L), Jacksonville Electric Authority (JEA), and the city of Tallahassee, Florida. Under these agreements, 210 megawatts of net dependable capacity were sold by the Company during 1995, and sales will remain at that level until the expiration of the contracts in 2010, unless reduced by FPC, FP&L and JEA after 1999.

   Capacity and energy sales to FP&L, the Company's largest single customer, provided revenues of $25.4 million in 1995, $29.3 million in 1994, and $39.5 million in 1993, or 4.1 percent, 5.1 percent, and 6.8 percent of operating revenues, respectively.

Gulf Power Company 1995 Annual Report


8.  INCOME TAXES

Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1995, the tax-related regulatory assets to be recovered from customers were $29.1 million. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. At December 31, 1995, the tax-related regulatory liabilities to be refunded to customers were $67.5 million. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

   At December 31, 1995, the Company's current federal and state income taxes accrued, including the current portion of deferred income taxes, were equal to a debit balance of $4.2 million as a result of the early settlement of taxes owed. This amount was reclassified to current assets to reflect the tax prepayment and will be used to satisfy taxes accrued during 1996.

   Details of the federal and state income tax provisions are as follows:

                                     1995        1994       1993
                                ----------------------------------
                                         (in thousands)
Total provision for
 income taxes:
Federal--
   Currently payable              $29,018     $34,941    $24,354
   Deferred--current year          23,172      18,556     26,396
            --reversal of
                prior years       (23,116)    (24,787)   (22,102)
------------------------------------------------------------------
                                   29,074      28,710     28,648
------------------------------------------------------------------
State--
   Currently payable                4,778       5,907      3,950
   Deferred--current year           3,313       2,549      3,838
            --reversal of
                prior years        (2,979)     (3,304)    (2,785)
------------------------------------------------------------------
                                    5,112       5,152      5,003
------------------------------------------------------------------
Total                              34,186      33,862     33,651
Less income taxes charged
   (credited) to other income         121         (95)       921
------------------------------------------------------------------
Federal and state income
   taxes charged
   to operations                  $34,065     $33,957    $32,730
==================================================================

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                  1995        1994
                                            -----------------------
                                                (in thousands)
Deferred tax liabilities:
   Accelerated depreciation                   $146,926    $146,686
   Property basis differences                   19,976      18,468
   Coal contract buyouts                         3,838       6,896
   Property insurance                            3,039           -
   Other                                        10,573      11,846
-------------------------------------------------------------------
Total                                          184,352     183,896
-------------------------------------------------------------------
Deferred tax assets:
   Federal effect of state deferred taxes       10,212       9,732
   Postretirement benefits                       5,494       4,383
   Property insurance                                -       5,200
   Other                                         6,313       7,566
-------------------------------------------------------------------
Total                                           22,019      26,881
-------------------------------------------------------------------
Net deferred tax liabilities                   162,333     157,015
Less current portion, net                         (12)       5,334
-------------------------------------------------------------------
Accumulated deferred income
   taxes in the Balance Sheets                $162,345    $151,681
===================================================================

   Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $2.3 million in 1995, 1994 and 1993. At December 31, 1995, all investment tax credits available to reduce federal income taxes payable had been utilized.

   A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                    1995      1994      1993
                                  -----------------------------
Federal statutory rate                35%       35%       35%
State income tax,
   net of federal deduction            4         4         3
Non-deductible book
   depreciation                        1         1         1
Difference in prior years'
   deferred and current tax rate      (3)       (2)       (2)
Other                                 (2)       (2)       (1)
---------------------------------------------------------------
Effective income tax rate             35%       36%       36%
===============================================================

   The Company and the other subsidiaries of The Southern Company file a consolidated federal tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed

Gulf Power Company 1995 Annual Report

on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.  POLLUTION CONTROL OBLIGATIONS AND OTHER LONG-TERM DEBT

Details of pollution control bonds and other long-term debt at December 31 are as follows:

                                             1995         1994
                                     --------------------------
                                               (in thousands)
Obligations incurred in
   connection with the sale by
   public authorities of
   tax-exempt pollution control
   revenue bonds:
   Collateralized
     6% due 2006*                        $ 12,075     $ 12,200
     8.25% due 2017                        32,000       32,000
     7.125% due 2021                       21,200       21,200
     6.75% due 2022                         8,930        8,930
     5.70% due 2023                         7,875        7,875
     5.80% due 2023                        32,550       32,550
     6.20% due 2023                        13,000       13,000
     6.30% due 2024                        22,000       22,000
     Variable Rate
       Remarketable daily                  20,000       20,000
---------------------------------------------------------------
                                         $169,630     $169,755
---------------------------------------------------------------
Notes payable:
   5.39% due 1995                               -        4,500
   5.72% due 1995                               -        4,500
   4.69% due 1996                          25,000       25,000
   6.44% due 1994-1998                     12,074       16,388
---------------------------------------------------------------
                                           37,074       50,388
---------------------------------------------------------------
Total                                    $206,704     $220,143
===============================================================

   * Sinking fund requirement applicable to the 6 percent pollution control bonds is $200 thousand for 1996 with increasing increments periodically thereafter through 2005, with the remaining balance due in 2006.

   Pollution control obligations represent installment purchases of pollution control facilities financed by funds derived from sales by public authorities of revenue bonds. With respect to the collateralized pollution control revenue bonds, the Company has authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under collateralized installment agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

   The 5.39 percent and 5.72 percent notes payable were the Company's portion of notes payable issued in connection with the termination of Plant Daniel coal contracts (see Note 5 under "Fuel Commitments" for further information). The estimated annual maturities of the notes payable through 2000 are as follows:
$29.6 million in 1996, $4.9 million in 1997, $2.6 million in 1998, and none in 1999 and 2000.

10.  LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirement and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                              1995        1994
                                         ----------------------
                                              (in thousands)
Bond improvement fund requirement          $ 1,750     $ 1,750
Less:  Portion to be satisfied by cash
       or certifying property
       additions                                 -       1,750
---------------------------------------------------------------
Cash sinking fund requirement                1,750           -
Current portion of notes payable            29,598      13,314
   (Note 9)
Pollution control bond maturity                200         125
   (Note 9)
---------------------------------------------------------------
Total                                      $31,548     $13,439
===============================================================

   The first mortgage bond improvement (sinking) fund requirement amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control obligations. The requirement may be satisfied by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 and 2/3 times the requirement.

Gulf Power Company 1995 Annual Report

11.  COMMON STOCK DIVIDEND RESTRICTIONS

The Company's first mortgage bond indenture contains various common stock dividend restrictions which remain in effect as long as the bonds are outstanding. At December 31, 1995, retained earnings of $101 million were restricted against the payment of cash dividends on common stock under the terms of the mortgage indenture.

   The Company's charter limits cash dividends on common stock to 50 percent of net income available for such stock during a prior period of 12 months if the capitalization ratio is below 20 percent and to 75 percent of such net income if such ratio is 20 percent or more but less than 25 percent. The capitalization ratio is defined as the ratio of common stock equity to total capitalization, including retained earnings, adjusted to reflect the payment of the proposed dividend. At December 31, 1995, the ratio was 48.7 percent.

12.  QUARTERLY FINANCIAL DATA (Unaudited)

Summarized quarterly financial data for 1995 and 1994 are as follows:

                                                       Net Income
                                                  After Dividends
                       Operating      Operating      on Preferred
Quarter Ended           Revenues         Income             Stock
------------------------------------------------------------------
                                    (in thousands)
March 31, 1995          $140,918        $19,503           $10,880
June 30, 1995            153,057         23,390            14,096
Sept. 30, 1995           184,251         35,187            26,588
Dec. 31, 1995            140,851         13,082             5,590

March 31, 1994          $138,088        $19,154           $10,117
June 30, 1994            146,769         19,957             8,886
Sept. 30, 1994           162,143         31,123            21,831
Dec. 31, 1994            131,813         21,979            14,395
------------------------------------------------------------------

   The Company's business is influenced by seasonal weather conditions and the timing of rate changes, among other factors.



SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1995 Annual Report
=========================================================================================================
                                                                    1995            1994            1993
---------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                               $619,077        $578,813        $583,142
Net Income after Dividends
     on Preferred Stock (in thousands)                           $57,154         $55,229         $54,311
Cash Dividends on Common Stock (in thousands)                    $46,400         $44,000         $41,800
Return on Average Common Equity (percent)                          13.27           13.15           13.29
Total Assets (in thousands)                                   $1,341,859      $1,315,542      $1,307,809
Gross Property Additions (in thousands)                          $63,113         $78,869         $78,562
---------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                             $436,242        $425,472        $414,196
Preferred stock                                                   89,602          89,602          89,602
Preferred stock subject to mandatory redemption                        -               -           1,000
Long-term debt                                                   323,376         356,393         369,259
---------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                   $849,220        $871,467        $874,057
---------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                 51.4            48.8            47.4
Preferred stock                                                     10.5            10.3            10.4
Long-term debt                                                      38.1            40.9            42.2
---------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      100.0           100.0           100.0
=========================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                 -               -          75,000
Retired                                                            1,750          48,856          88,809
Preferred Stock (in thousands):
Issued                                                                 -               -          35,000
Retired                                                            1,000           1,000          21,060
---------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                          A1              A2              A2
     Standard and Poor's                                              A+               A               A
     Duff & Phelps                                                    A+              A+              A+
Preferred Stock -
     Moody's                                                          a2              a2              a2
     Standard and Poor's                                               A              A-              A-
     Duff & Phelps                                                     A               A               A
---------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                      283,421         280,859         274,194
Commercial                                                        41,281          40,398          39,253
Industrial                                                           278             283             274
Other                                                                134             106              86
---------------------------------------------------------------------------------------------------------
Total                                                            325,114         321,646         313,807
=========================================================================================================
Employees (year-end)                                               1,501           1,540           1,565


                                       30A


SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1995 Annual Report
=============================================================================================================
                                                                       1992            1991            1990
------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                  $570,902        $565,207        $567,825
Net Income after Dividends
     on Preferred Stock (in thousands)                              $54,090         $57,796         $38,714
Cash Dividends on Common Stock (in thousands)                       $39,900         $38,000         $37,000
Return on Average Common Equity (percent)                             13.62           15.17           10.51
Total Assets (in thousands)                                      $1,062,699      $1,095,736      $1,084,579
Gross Property Additions (in thousands)                             $64,671         $64,323         $62,462
------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                $403,190        $390,981        $371,185
Preferred stock                                                      74,662          55,162          55,162
Preferred stock subject to mandatory redemption                       2,000           7,500           9,250
Long-term debt                                                      382,047         434,648         475,284
------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      $861,899        $888,291        $910,881
------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                    46.8            44.0            40.8
Preferred stock                                                         8.9             7.1             7.1
Long-term debt                                                         44.3            48.9            52.1
-------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                         100.0           100.0           100.0
============================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                               25,000          50,000               -
Retired                                                             117,693          32,807           6,455
Preferred Stock (in thousands):
Issued                                                               29,500               -               -
Retired                                                              15,500           2,500           1,750
------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                             A2              A2              A2
     Standard and Poor's                                                  A               A               A
     Duff & Phelps                                                        A               A               A
Preferred Stock -
     Moody's                                                             a2              a2              a2
     Standard and Poor's                                                 A-              A-              A-
     Duff & Phelps                                                       A-              A-              A-
------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                         267,591         261,210         256,111
Commercial                                                           37,105          34,685          34,019
Industrial                                                              270             264             252
Other                                                                    74              72              67
------------------------------------------------------------------------------------------------------------
Total                                                               305,040         296,231         290,449
============================================================================================================
Employees (year-end)                                                  1,613           1,598           1,615


                                       30B

SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1995 Annual Report
==============================================================================================================
                                                                       1989              1988            1987
--------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                  $527,821          $550,827        $587,860
Net Income after Dividends
   on Preferred Stock (in thousands)                                $37,361           $45,698         $42,217
Cash Dividends on Common Stock (in thousands)                       $37,200           $35,400         $34,200
Return on Average Common Equity (percent)                             10.32             13.41           13.23
Total Assets (in thousands)                                      $1,093,430        $1,097,225      $1,051,182
Gross Property Additions (in thousands)                             $70,726           $67,042         $97,511
--------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                $365,471          $358,310        $323,012
Preferred stock                                                      55,162            55,162          55,162
Preferred stock subject to mandatory redemption                      11,000            12,750          14,000
Long-term debt                                                      484,608           497,069         474,640
--------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      $916,241          $923,291        $866,814
--------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                    39.9              38.8            37.2
Preferred stock                                                         7.2               7.4             8.0
Long-term debt                                                         52.9              53.8            54.8
--------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                         100.0             100.0           100.0
==============================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                    -            35,000               -
Retired                                                               9,344             9,369               -
Preferred Stock (in thousands):
Issued                                                                    -                 -               -
Retired                                                               1,250             1,750           2,500
--------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                             A1                A1              A1
     Standard and Poor's                                                  A                 A               A
     Duff & Phelps                                                      AA-                 4               4
Preferred Stock -
     Moody's                                                             a1                a1              a1
     Standard and Poor's                                                 A-                A-              A-
     Duff & Phelps                                                       A+                 5               5
--------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                         251,341           246,450         241,138
Commercial                                                           33,678            33,030          32,139
Industrial                                                              240               206             206
Other                                                                    67                61              61
--------------------------------------------------------------------------------------------------------------
Total                                                               285,326           279,747         273,544
==============================================================================================================
Employees (year-end)                                                  1,614             1,601           1,603


                                       30C


SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1995 Annual Report
=======================================================================================
                                                                  1986            1985
---------------------------------------------------------------------------------------
Operating Revenues (in thousands)                             $542,919        $562,068
Net Income after Dividends
   on Preferred Stock (in thousands)                           $46,421         $45,484
Cash Dividends on Common Stock (in thousands)                  $33,100         $30,800
Return on Average Common Equity (percent)                        15.06           15.61
Total Assets (in thousands)                                 $1,028,864        $921,635
Gross Property Additions (in thousands)                        $90,160         $92,541
---------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                           $314,995        $301,674
Preferred stock                                                 55,162          55,162
Preferred stock subject to mandatory redemption                 16,500          18,250
Long-term debt                                                 482,869         410,917
---------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                 $869,526        $786,003
---------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                               36.2            38.4
Preferred stock                                                    8.3             9.3
Long-term debt                                                    55.5            52.3
---------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                    100.0           100.0
=======================================================================================
First Mortgage Bonds (in thousands):
Issued                                                          50,000               -
Retired                                                         46,640           2,860
Preferred Stock (in thousands):
Issued                                                               -               -
Retired                                                            750             750
---------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                        A1              A1
     Standard and Poor's                                            A+              A+
     Duff & Phelps                                                   4               4
Preferred Stock -
     Moody's                                                        a1              a1
     Standard and Poor's                                             A               A
     Duff & Phelps                                                   5               5
---------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                    235,329         227,845
Commercial                                                      31,142          29,603
Industrial                                                         197             183
Other                                                               62              62
---------------------------------------------------------------------------------------
Total                                                          266,730         257,693
=======================================================================================
Employees (year-end)                                             1,544           1,509


SELECTED FINANCIAL AND OPERATING DATA  (continued)
Gulf Power Company 1995 Annual Report
=========================================================================================================
                                                                    1995            1994            1993
---------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                     $276,155        $252,598        $244,967
Commercial                                                       159,260         146,394         137,308
Industrial                                                        81,606          82,169          87,526
Other                                                              1,993           1,955           1,882
---------------------------------------------------------------------------------------------------------
Total retail                                                     519,014         483,116         471,683
Sales for resale - non-affiliates                                 60,413          66,111          72,209
Sales for resale - affiliates                                     18,619          17,353          23,166
---------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                         598,046         566,580         567,058
Other revenues                                                    21,031          12,233          16,084
---------------------------------------------------------------------------------------------------------
Total                                                           $619,077        $578,813        $583,142
=========================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                    4,014,142       3,751,932       3,712,980
Commercial                                                     2,708,243       2,548,846       2,433,382
Industrial                                                     1,794,754       1,847,114       2,029,936
Other                                                             17,345          17,354          16,944
---------------------------------------------------------------------------------------------------------
Total retail                                                   8,534,484       8,165,246       8,193,242
Sales for resale - non-affiliates                              1,396,474       1,418,977       1,460,105
Sales for resale - affiliates                                    759,341         874,050       1,029,787
---------------------------------------------------------------------------------------------------------
Total                                                         10,690,299      10,458,273      10,683,134
=========================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                         6.88            6.73            6.60
Commercial                                                          5.88            5.74            5.64
Industrial                                                          4.55            4.45            4.31
Total retail                                                        6.08            5.92            5.76
Sales for resale                                                    3.67            3.64            3.83
Total sales                                                         5.59            5.42            5.31
Average Annual Kilowatt-Hour Use Per Residential Customer         14,148          13,486          13,671
Average Annual Revenue Per Residential Customer                  $973.35         $907.92         $901.96
Plant Nameplate Capacity Ratings (year-end) (megawatts)            2,174           2,174           2,174
Maximum Peak-Hour Demand (megawatts):
Winter                                                             1,732           1,801           1,571
Summer                                                             2,040           1,795           1,898
Annual Load Factor (percent)                                        53.0            56.7            54.5
Plant Availability - Fossil-Steam (percent)                         84.0            92.2            88.9
---------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                86.8            87.2            84.5
Oil and gas                                                          0.4             0.2             0.5
Purchased power -
     From non-affiliates                                             4.0             2.8             1.5
     From affiliates                                                 8.8             9.8            13.5
---------------------------------------------------------------------------------------------------------
Total                                                              100.0           100.0           100.0
=========================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                               10,609          10,614          10,390
Cost of fuel per million BTU (cents)                              196.62          189.55          197.37
Average cost of fuel per net kilowatt-hour generated (cents)        2.09            2.01            2.05
=========================================================================================================

                                       32A

SELECTED FINANCIAL AND OPERATING DATA  (continued)
Gulf Power Company 1995 Annual Report
===============================================================================================================
                                                                          1992            1991            1990
---------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                           $235,296        $231,220        $217,843
Commercial                                                             133,071         130,691         124,066
Industrial                                                              91,320          92,300          91,041
Other                                                                    1,784           1,860           1,805
---------------------------------------------------------------------------------------------------------------
Total retail                                                           461,471         456,071         434,755
Sales for resale - non-affiliates                                       70,078          69,636          73,855
Sales for resale - affiliates                                           24,075          29,343          38,563
---------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                               555,624         555,050         547,173
Other revenues                                                          15,278          10,157          20,652
---------------------------------------------------------------------------------------------------------------
Total                                                                 $570,902        $565,207        $567,825
===============================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                          3,596,515       3,455,100       3,360,838
Commercial                                                           2,369,236       2,272,690       2,217,568
Industrial                                                           2,179,435       2,117,408       2,177,872
Other                                                                   16,649          17,118          18,866
---------------------------------------------------------------------------------------------------------------
Total retail                                                         8,161,835       7,862,316       7,775,144
Sales for resale - non-affiliates                                    1,430,908       1,550,018       1,775,703
Sales for resale - affiliates                                        1,208,771       1,236,223       1,435,558
---------------------------------------------------------------------------------------------------------------
Total                                                               10,801,514      10,648,557      10,986,405
===============================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                               6.54            6.69            6.48
Commercial                                                                5.62            5.75            5.59
Industrial                                                                4.19            4.36            4.18
Total retail                                                              5.65            5.80            5.59
Sales for resale                                                          3.57            3.55            3.50
Total sales                                                               5.14            5.21            4.98
Average Annual Kilowatt-Hour Use Per Residential Customer               13,553          13,320          13,173
Average Annual Revenue Per Residential Customer                        $886.66         $891.38         $853.86
Plant Nameplate Capacity Ratings (year-end) (megawatts)                  2,174           2,174           2,174
Maximum Peak-Hour Demand (megawatts):
Winter                                                                   1,533           1,418           1,310
Summer                                                                   1,828           1,740           1,778
Annual Load Factor (percent)                                              55.0            57.0            55.2
Plant Availability - Fossil-Steam (percent)                               91.2            92.2            89.2
---------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                      87.7            82.0            69.8
Oil and gas                                                                0.1             0.1             0.5
Purchased power -
   From non-affiliates                                                     0.8             0.5             0.6
   From affiliates                                                        11.4            17.4            29.1
---------------------------------------------------------------------------------------------------------------
Total                                                                    100.0           100.0           100.0
===============================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                     10,347          10,636          10,765
Cost of fuel per million BTU (cents)                                    200.30          203.60          206.06
Average cost of fuel per net kilowatt-hour generated (cents)              2.07            2.17            2.22
===============================================================================================================

                                       32B

SELECTED FINANCIAL AND OPERATING DATA  (continued)
Gulf Power Company 1995 Annual Report
================================================================================================================
                                                                           1989            1988            1987
----------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                            $203,781        $184,036        $199,701
Commercial                                                              118,897         107,615         116,057
Industrial                                                               84,671          72,634          80,295
Other                                                                     1,586           1,402           1,357
----------------------------------------------------------------------------------------------------------------
Total retail                                                            408,935         365,687         397,410
Sales for resale - non-affiliates                                        67,554         117,466         134,456
Sales for resale - affiliates                                            39,244          48,277          55,955
----------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                515,733         531,430         587,821
Other revenues                                                           12,088          19,397              39
----------------------------------------------------------------------------------------------------------------
Total                                                                  $527,821        $550,827        $587,860
================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                           3,293,750       3,154,541       3,055,041
Commercial                                                            2,169,497       2,088,598       1,986,332
Industrial                                                            2,094,670       1,968,091       1,839,931
Other                                                                    17,209          16,257          15,241
----------------------------------------------------------------------------------------------------------------
Total retail                                                          7,575,126       7,227,487       6,896,545
Sales for resale - non-affiliates                                     1,640,355       1,911,759       2,138,390
Sales for resale - affiliates                                         1,461,036       2,326,238       2,689,487
----------------------------------------------------------------------------------------------------------------
Total                                                                10,676,517      11,465,484      11,724,422
================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                6.19            5.83            6.54
Commercial                                                                 5.48            5.15            5.84
Industrial                                                                 4.04            3.69            4.36
Total retail                                                               5.40            5.06            5.76
Sales for resale                                                           3.44            3.91            3.94
Total sales                                                                4.83            4.64            5.01
Average Annual Kilowatt-Hour Use Per Residential Customer                13,173          12,883          12,763
Average Annual Revenue Per Residential Customer                         $815.00         $751.60         $834.31
Plant Nameplate Capacity Ratings (year-end) (megawatts)                   2,174           2,174           2,174
Maximum Peak-Hour Demand (megawatts):
Winter                                                                    1,814           1,395           1,354
Summer                                                                    1,691           1,613           1,617
Annual Load Factor (percent)                                               52.6            56.5            54.4
Plant Availability - Fossil-Steam (percent)                                89.1            88.2            92.8
----------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                       78.3            93.2            93.5
Oil and gas                                                                 0.2             0.4             0.4
Purchased power -
  From non-affiliates                                                       0.4             0.4             0.4
  From affiliates                                                          21.1             6.0             5.7
----------------------------------------------------------------------------------------------------------------
Total                                                                     100.0           100.0           100.0
================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                      10,621          10,461          10,512
Cost of fuel per million BTU (cents)                                     193.70          178.00          197.53
Average cost of fuel per net kilowatt-hour generated (cents)               2.06            1.86            2.08
================================================================================================================


                                       32C

SELECTED FINANCIAL AND OPERATING DATA  (continued)
Gulf Power Company 1995 Annual Report
===========================================================================================
                                                                     1986            1985
------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                      $200,725        $186,415
Commercial                                                        116,253         109,631
Industrial                                                         79,873          81,621
Other                                                               1,343           1,346
------------------------------------------------------------------------------------------
Total retail                                                      398,194         379,013
Sales for resale - non-affiliates                                 106,892         126,789
Sales for resale - affiliates                                      27,113          43,844
------------------------------------------------------------------------------------------
Total revenues from sales of electricity                          532,199         549,646
Other revenues                                                     10,720          12,422
------------------------------------------------------------------------------------------
Total                                                            $542,919        $562,068
==========================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                     2,963,502       2,736,432
Commercial                                                      1,913,139       1,777,418
Industrial                                                      1,745,074       1,770,587
Other                                                              14,903          14,702
------------------------------------------------------------------------------------------
Total retail                                                    6,636,618       6,299,139
Sales for resale - non-affiliates                               1,609,146       2,388,591
Sales for resale - affiliates                                   1,078,500       1,562,452
------------------------------------------------------------------------------------------
Total                                                           9,324,264      10,250,182
==========================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          6.77            6.81
Commercial                                                           6.08            6.17
Industrial                                                           4.58            4.61
Total retail                                                         6.00            6.02
Sales for resale                                                     4.99            4.32
Total sales                                                          5.71            5.36
Average Annual Kilowatt-Hour Use Per Residential Customer          12,729          12,221
Average Annual Revenue Per Residential Customer                   $862.16         $832.55
Plant Nameplate Capacity Ratings (year-end) (megawatts)             1,969           1,969
Maximum Peak-Hour Demand (megawatts):
Winter                                                              1,406           1,517
Summer                                                              1,678           1,448
Annual Load Factor (percent)                                         50.5            53.4
Plant Availability - Fossil-Steam (percent)                          90.5            84.8
------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 85.8            79.7
Oil and gas                                                           0.5             0.2
Purchased power -
   From non-affiliates                                                1.9             0.4
   From affiliates                                                   11.8            19.7
------------------------------------------------------------------------------------------
Total                                                               100.0           100.0
==========================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                10,639          10,609
Cost of fuel per million BTU (cents)                               239.26          254.53
Average cost of fuel per net kilowatt-hour generated (cents)         2.55            2.70
==========================================================================================